UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Adams Respiratory Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 15, 2006
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 15, 2006
PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS
EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS
STOCK PRICE PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
THE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT AND RELATED FEES
THE AUDIT COMMITTEE REPORT
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS

ADAMS RESPIRATORY THERAPEUTICS, INC.
4 MILL RIDGE LANE, MILL RIDGE FARM,
CHESTER, NEW JERSEY 07930

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Adams Respiratory Therapeutics, Inc., a Delaware corporation. The meeting will be held on Friday, December 15, 2006 at 9:00 a.m., local time, at our headquarters located at 4 Mill Ridge Lane, Mill Ridge Farm, Chester, New Jersey 07930.

The notice of the meeting and the proxy statement on the following pages cover the formal business of the meeting, which includes the election of two Class II directors and a proposal to ratify the appointment of our independent registered public accounting firm.

Your vote is important. Whether or not you are able to attend, it is important that your shares be represented at the meeting. We ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, or instruct us by telephone or via the Internet as to how you would like to vote your shares. Returning your proxy card will not prevent you from voting in person at the meeting if you are present and choose to do so.

We look forward to your attendance at the meeting.

By Order of the Board of Directors,

Michael J. Valentino
President and Chief Executive Officer

November 3, 2006

ADAMS RESPIRATORY THERAPEUTICS, INC.
4 MILL RIDGE LANE, MILL RIDGE FARM,
CHESTER, NEW JERSEY 07930

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 15, 2006

The 2006 Annual Meeting of stockholders of Adams Respiratory Therapeutics, Inc., a Delaware corporation will be held on Friday, December 15, 2006, at 9:00 a.m. local time, at our headquarters, located at 4 Mill Ridge Lane, Mill Ridge Farm, Chester, New Jersey 07930, for the following purposes:

1.	To elect two Class II directors to serve on our board of directors;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Your attention is directed to the proxy statement accompanying this notice for a more complete description of the matters to be acted upon at the meeting. Our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 is also enclosed. Monday, October 23, 2006, has been fixed as the record date for stockholders entitled to vote at the meeting, and only holders of record of our common stock at the close of business on that day will be entitled to receive notice of, and to vote at, the meeting. Each outstanding share of common stock is entitled to one vote on all matters to be voted on at the meeting.

All stockholders are cordially invited to attend the meeting. It is important that your shares be represented and voted at the meeting. Please note that attendance at the meeting will be limited to stockholders of record as of the record date (or their duly authorized representatives). If you wish to attend the meeting and your shares are held by a bank or broker, please bring to the meeting your bank or brokerage statement evidencing your beneficial ownership of our stock.

You can vote your shares by proxy by using one of the following methods: mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope furnished for that purpose, or vote by telephone or the Internet using the instructions on the enclosed proxy card. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time prior to its exercise at the annual meeting of stockholders. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on any matter brought before the meeting.

If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. Please note, however, that if your shares are held of record by a broker, bank or other nominee, you may not vote your shares in person at the meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Walter E. Riehemann
Secretary

Chester, New Jersey
November 3, 2006

ADAMS RESPIRATORY THERAPEUTICS, INC.

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 15, 2006

This proxy statement is first being mailed on or about November 3, 2006, to the stockholders of Adams Respiratory Therapeutics, Inc., a Delaware corporation (“Adams,” “we,” “us,” or the “Company”), in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders and at any adjournment or postponement thereof. Our annual meeting will be held on Friday, December 15, 2006, at 9:00 a.m., local time, at our headquarters, located at 4 Mill Ridge Lane, Mill Ridge Farm, Chester, New Jersey 07930.

Our principal executive offices are located at 4 Mill Ridge Lane, Mill Ridge Farm, Chester, New Jersey 07930, and our telephone number is (908) 879-1400. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any stockholder.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, our stockholders will be asked to:

1. Elect two Class II directors, each for a term of three years; and

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Stockholders will also transact any other business that may properly come before the meeting. Members of our management team and representatives of Ernst & Young LLP, our independent registered public accounting firm, will be present at the meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is Monday, October 23, 2006. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is our common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 35,146,320 shares of our common stock outstanding.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “discretionary” items, but it will not be permitted to vote your shares with respect to “non-discretionary” items. In the case of a non-discretionary item, your shares will be considered “broker non-votes” on that proposal.

As the beneficial owner of shares, you are invited to attend the annual meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a power of attorney or proxy form from the record holder of your shares.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Who can attend the annual meeting?

All holders of shares of stock of Adams Respiratory Therapeutics, Inc. as of the record date may attend the annual meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares.

How do I vote?

If you are a registered stockholder, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer & Trust Company, and you wish to vote prior to the meeting, you have three options. You may vote:

•	over the Internet, at the address shown on your proxy card;

•	by telephone, through the number shown on your proxy card; or

•	by mail, by properly completing, signing and returning the accompanying proxy card in the enclosed envelope.

If your shares are held in street name, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares. You may be able to vote your shares electronically by telephone or on the Internet. A large number of banks and brokerage firms participate in a program provided through ADP Investor Communications Services that offers telephone and Internet voting options. If your shares are held in an account at a bank or brokerage firm that participates in the ADP Investor Communication Services program, you may vote those shares electronically by telephone or on the Internet by following the instructions set forth on the voting form provided to you.

If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a power of attorney or proxy form from their record holder to do so.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote:

•	by signing another proxy with a later date;

•	by voting again over the Internet or telephone prior to 9:00 a.m., local time on Friday, December 15, 2006; or

•	if you are a registered stockholder, by giving written notice of such revocation to our corporate Secretary, Walter E. Riehemann, prior to or at the meeting or by voting in person at the meeting.

Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the meeting.

Who will count the votes?

Our transfer agent, American Stock Transfer & Trust Company, will tabulate and certify the votes. A representative of the transfer agent will serve as an inspector of election.

How does the board of directors recommend I vote on the proposals?

Your board of directors recommends that you vote:

•	FOR the election of the two Class II nominees to the board of directors; and

•	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm.

What if I do not specify how my shares are to be voted?

If you are a registered stockholder and you submit a proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the two Class II nominees to the board of directors; and

•	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm.

If you hold your shares in street name and do not instruct your bank or brokerage firm how to vote your shares, it may vote your shares as it chooses with respect to discretionary items. It will not be able to vote your shares with respect to non-discretionary items, and your shares will be considered broker non-votes on non-discretionary proposals.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the two Class II nominees as directors. This means that the two Class II nominees will be elected if they receive more affirmative votes than any other person. If you vote “Withheld” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board of directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

How many votes are required to ratify the appointment of our independent registered public accounting firm?

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

How will abstentions be treated?

Abstentions on proposals and the ratification of the appointment of our independent registered public accounting firm will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against a proposal.

How will broker non-votes be treated?

Broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote, so they will not affect the outcome of any proposal or the ratification of the appointment of our independent registered public accounting firm.

Where can I find the voting results of the annual meeting?

We plan to announce preliminary voting results at the annual meeting and to publish final results in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, which we will file with the Securities and Exchange Commission (the “SEC”).

Will I receive a copy of the annual report?

We have mailed you our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 with this Proxy Statement. You can also obtain a copy by writing to our Investor Relations department at 4 Mill Ridge Lane, Mill Ridge Farm, Chester, New Jersey 07930, by accessing the investor relations section of our website at www.adamsrt.com or by accessing the SEC’s EDGAR database at www.sec.gov. Our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 is not incorporated into this proxy statement and is not considered proxy soliciting material.

Who pays for solicitation of the proxy?

The expense of soliciting proxies, including the cost of preparing, assembling and mailing the material submitted with this proxy statement, will be paid for by us. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally or by telephone, mail or other means, for which no compensation will be paid other than their regular salary or other usual compensation. Arrangements also will be made as appropriate with banks and brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by such persons, and we will, upon request, reimburse such persons for their reasonable expenses in so doing.

PROPOSAL 1

ELECTION OF DIRECTORS

In accordance with the terms of our certificate of incorporation, our board of directors is divided into three classes of directors, each serving staggered three-year terms. Our board of directors has fixed the size of our board at nine directors. Currently, our board of directors has eight members, with three directors in Classes II and III and two directors in Class I. Upon expiration of the term of a class of directors, directors for that class are elected to three-year terms at the annual meeting of stockholders in the year in which the term expires. Each director’s term is subject to the election and qualification of his or her respective successor, or their earlier death, resignation or removal. The term of office of three of our current Class II directors, Steven A. Elms, Joan P. Neuscheler, and William C. Pate, will expire at the meeting and Ms. Neuscheler and Mr. Pate are nominees for election to our board of directors. In accordance with the recommendation of the nominating and corporate governance committee, the board of directors recommends that Joan P. Neuscheler and William C. Pate be elected as Class II directors at the annual meeting of our stockholders. Each of the nominees has consented to being named in this proxy statement and to serve if elected. If elected by the stockholders, the Class II nominees will hold office until our annual meeting in fiscal 2010 and until their successors are duly elected and qualified or until their earlier death, resignation or removal. The Class III and Class I directors have one year and two years, respectively, remaining on their terms of office.

Directors are elected by a plurality of the votes cast. Shares may not be voted cumulatively. Proxies cannot be voted for a greater number of persons than the number of nominees named. Shares represented by the accompanying proxy will be voted for the election of the two nominees recommended by the board of directors, unless the proxy is marked in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. Votes withheld and broker non-votes will not affect the outcome of the election. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxyholder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 1, THE ELECTION OF JOAN NEUSCHELER AND WILLIAM C. PATE, THE TWO NOMINEES FOR DIRECTOR, AS OUR CLASS II DIRECTORS.

Information regarding Nominees for Director:

Nominees for Election of Class II Directors for a Three-Year Term Expiring at the Annual Meeting of Stockholders to be held in Fiscal 2010

Name	Age	Position

Joan P. Neuscheler	47	Director and Nominee
William C. Pate	42	Director and Nominee

Joan P. Neuscheler has been a Director since 2002. Ms. Neuscheler has 17 years of experience in private equity investing as an officer of Tullis-Dickerson & Co., Inc., a healthcare-focused venture capital firm. Since July 1998, Ms. Neuscheler has been the President of Tullis-Dickerson & Co., Inc. Prior to joining Tullis-Dickerson, Ms. Neuscheler’s previous experience includes three years in public accounting with Arthur Andersen and five years experience as Chief Financial Officer for Magnant Re Intermediaries, Inc. Ms. Neuscheler is a director of Interpharm Holdings, Inc., a developer, manufacturer and distributor of generic prescription strength and over-the-counter drugs, Essential Group, Inc., a specialty clinical research organization, and a number of privately held companies. She received her B.B.A. and her M.B.A. from Pace University.

William C. Pate has been a director since 2000. Mr. Pate is the Chief Investment Officer of Equity Group Investments, L.L.C. (EGI), a privately-held investment firm. Mr. Pate has been employed by EGI or its predecessor in various capacities since 1994. Prior to his tenure at EGI, he was an associate at the Blackstone Group and in the mergers and acquisitions group of Credit Suisse First Boston. Mr. Pate serves as a member of the Board of Directors of Danielson Holding Corporation and was its Chairman from October 2004 until September 2005, and serves as a member of the board of directors of certain private affiliates of EGI. He received a Juris Doctorate degree from the University of Chicago Law School and a Bachelors of Arts degree from Harvard College.

Information Regarding Directors Continuing in Office:

Class III Directors Continuing in Office Whose Terms
Expire at the Annual Meeting of Stockholders to be held in Fiscal 2008

Name	Age	Position with the Company

Kirk K. Calhoun	62	Director
Harold F. Oberkfell	60	Director
Michael J. Valentino	52	President, Chief Executive Officer and Director

Kirk K. Calhoun has served as a Director since October 2005. Mr. Calhoun joined Ernst & Young LLP, a public accounting firm, in 1965 and served as a partner of that firm from 1975 until his retirement in 2002. His responsibilities included both area management and serving clients in a variety of industries, including biotechnology. Mr. Calhoun is a Certified Public Accountant with a background in auditing and accounting. He is currently on the Board of Directors of Abraxis BioScience, Inc., Aspreva Pharmaceuticals Corporation, Myogen, Inc., and Replidyne, Inc. Mr. Calhoun received a B.S. in Accounting from the University of Southern California in 1965.

Harold F. Oberkfell has been a Director since April 2004. Mr. Oberkfell spent 32 years of his career as an executive with Warner-Lambert Company, retiring in June 2000. Mr. Oberkfell was Vice President and Knowledge Management Officer of Warner-Lambert Company from August 1998 to June 2000 and President of the company’s Latin America/Asia sector from September 1994 to August 1998. Prior to that, he held positions at the Parke-Davis division of Warner-Lambert Company, including President of Parke-Davis North America and Vice President of Marketing and Sales. His past affiliations include the National Pharmaceutical Council Board of Directors, the Advisory Committee for Rutgers University Business School, the University of Medicine and Dentistry of New Jersey Foundation Board of Trustees, and the Biomedical Services Committee of the American Red Cross Board of Governors. Mr. Oberkfell also served on the Board of Directors of Avanir Pharmaceuticals, Inc. until September 2005.

Michael J. Valentino has been our President, Chief Executive Officer and a Director since 2003. Mr. Valentino has nearly 30 years of experience in the prescription and consumer pharmaceuticals industry. From 2002 to 2003, Mr. Valentino served as President and Chief Operating Officer of the Global Human Pharmaceutical Division of Alpharma Inc. Mr. Valentino was responsible for all of Alpharma’s pharmaceutical operations in 60 countries worldwide. From 2000 to 2002, he served as Executive Vice President, Global Head of Consumer Pharmaceuticals, for Novartis International AG. Mr. Valentino was responsible for global development of Novartis’s OTC products. Mr. Valentino was Chairman of the Consumer Health Products Association in 2001 and 2002, and currently serves on both its Board of Directors and Executive Committee. Mr. Valentino is a member of the Boards of directors of Myogen, Inc., a biopharmaceutical company, Freedom House, Inc., a non-profit organization focused on rehabilitating drug dependent men and women, and D.A.R.E. New Jersey, Inc., a charitable, non-profit organization which supports and administers local Drug Abuse Resistance Education programs throughout the Garden State. Mr. Valentino was named the New Jersey Ernst & Young Entrepreneur Of the Year® 2006 award winner for his leadership and achievement in the field of Life Sciences.

Class I Directors Continuing in Office Whose Terms
Expire at the Annual Meeting of Stockholders to be held in Fiscal 2009

Nominee	Age	Position

John N. Lilly	53	Director
Donald J. Liebentritt	56	Director

John N. Lilly has been a director since October 2005. Mr. Lilly has served as President of John Lilly Strategic Insights, LLC since 2001, where he acts as a consultant to investment banks and private equity funds on a range of merger and acquisition projects. From 2000 to 2001, he served as the Chief Executive Officer of The Pillsbury Company and from 1998 to 2000 he served as the President of Pillsbury North America. Prior to his service at The Pillsbury Company, Mr. Lilly held various positions with The Procter & Gamble Company from 1976 to 1998, which included Regional Vice President, Europe, Middle East, Africa and General Export Division (Frankfurt,

Germany); and Vice President & General Manager, U.S. Juice Products. Mr. Lilly serves on the board of trustees of the National Public Radio Foundation. He received a M.B.A. from Harvard Business School in 1976 and a B.A. in Economics from Emory University in 1974.

Donald J. Liebentritt has been a Director since February 2005. He has been a Senior Advisor with Equity Group Investments, L.L.C., or EGI, a private investment firm, since January 2006, and had been President of EGI from 2000 through 2005. He is also an officer and director of various private affiliates of EGI. He is the President and a member of the Board of Managers of Chai Trust Company, an Illinois registered trust company. Until March 2006, Mr. Liebentritt was the Chief Executive Officer and President (since December 2002), a Director (since May 2002), and was a Vice President from May 2000 until December 2002, of First Capital Financial, L.L.C., a manager of publicly held investment funds. Mr. Liebentritt has been a director of Home Products International since December 2004, and in September 2005, was named to the board of directors and elected chairman of Rewards Network, Inc., a provider of loyalty and rewards programs for the restaurant industry. He has also been a director of Children’s Oncology Services, Inc. since October 2003. Mr. Liebentritt is a licensed attorney in the State of Illinois. He received a bachelor’s degree from Loyola University of Chicago in 1972 and his law degree from the University of Chicago in 1976.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

As of the date of this proxy statement, our board of directors had eight directors, with one vacancy, and the following three standing committees, each of which were established at the time of our July 2005 initial public offering: (1) the audit committee, (2) the compensation committee, and (3) the nominating and corporate governance committee. During fiscal 2006, our board of directors held 14 meetings, and each director attended at least 75% of the aggregate of all applicable board and committee meetings. While we do not require board members to attend the annual meeting of stockholders, such attendance is expected pursuant to company policy. All of our directors who were serving on the board at that time attended the annual meeting for fiscal 2005.

The following table shows, for fiscal 2006, the membership of each board committee and the number of meetings held by each committee:

Nominating &
Corporate
		Compensation	Governance
Name of Non-Employee Directors	Audit Committee	Committee	Committee

Kirk K. Calhoun(1)	Chairperson
Steven A. Elms		X(2)
Donald J. Liebentritt			X
John N. Lilly(3)	X	X
Joan P. Neuscheler	X	Chairperson
Harold F. Oberkfell		X	Chairperson
William C. Pate(4)	X	X
Andrew N. Schiff, M.D.(5)	X		X
Total Number of Meetings in Fiscal 2006	4	4	5

(1)	Mr. Calhoun was elected to the board of directors and appointed chairperson of the audit committee effective October 1, 2005.

(2)	Mr. Elms served as a member of the compensation committee prior to his appointment as chairman of our board of directors on October 14, 2005.

(3)	Mr. Lilly was elected to the board of directors and appointed to the compensation committee on October 26, 2005. Mr. Lilly was appointed to our audit committee on June 7, 2006 and was replaced on the compensation committee on such date by William C. Pate.

(4)	William C. Pate was appointed to our compensation committee on June 7, 2006 and was replaced on the audit committee by John N. Lilly on such date.

(5)	Dr. Schiff served as the chairperson of the audit committee prior to Mr. Calhoun’s appointment as the audit committee chairperson on October 1, 2005. Dr. Schiff remained as a member of the nominating and corporate governance committee until his resignation from the board of directors on June 16, 2006.

We are required to comply with the listing standards of the NASDAQ Global Select Market (“NASDAQ”), including corporate governance rules, in order to maintain the listing of our common stock on NASDAQ. The NASDAQ rules require that our board of directors is composed of a majority of independent directors. As the date of this proxy statement, the board of directors has determined that directors Calhoun, Liebentritt, Lilly, Neuscheler, Oberkfell, and Pate, encompassing a majority of the board of directors, each satisfy the “independence” requirements of the applicable NASDAQ rules.

Audit Committee

Our audit committee’s responsibilities include:

•	appointing a firm to serve as independent registered public accounting firm to audit our financial statements;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	considering the adequacy of our internal accounting controls and audit procedures; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by the independent registered public accounting firm.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit services and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

The members of our audit committee are Kirk K. Calhoun, John N. Lilly and Joan P. Neuscheler, and each member of the audit committee meets the definitions of independence for membership on the audit committee established by the SEC and NASDAQ. The board of directors has determined that Mr. Calhoun is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K. Dr. Schiff served as the chairperson of our audit committee until Mr. Calhoun was appointed to this position on October 1, 2005. From July 1, 2005 until June 7, 2006 William C. Pate served as a member of the audit committee and was replaced by John N. Lilly on June 7, 2006. On February 7, 2006, our board of directors amended and restated the Audit Committee Charter, a copy of which is included as Appendix A to this proxy statement and is posted on our website at www.adamsrt.com.

Compensation Committee

Our compensation committee’s responsibilities include:

•	reviewing and recommending approval of compensation of our executive officers;

•	administering our stock incentive and employee stock purchase plans;

•	reviewing and making recommendations to our board of directors with respect to incentive compensation and equity plans;

•	evaluating our Chief Executive Officer’s performance in light of corporate objectives; and

•	setting our Chief Executive Officer’s compensation based on the achievement of corporate objectives.

The members of our compensation committee are Joan P. Neuscheler, Harold F. Oberkfell and William C. Pate. Ms. Neuscheler serves as the chairperson of the compensation committee. Each member of the compensation committee meets the definition of independence established by NASDAQ. Mr. Elms served as a member of our compensation committee until his appointment as the chairman of our board of directors on October 14, 2005, and his vacancy was filled by John N. Lilly. From October 26, 2005 until June 7, 2006, John N. Lilly served as a member of the compensation committee and was replaced by William C. Pate on June 7, 2006. We have adopted a Compensation Committee Charter, which is posted on our website at www.adamsrt.com.

Nominating & Corporate Governance Committee

Our nominating and corporate governance committee identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors, conducts searches for appropriate directors and evaluates the performance of our board of directors and of individual directors. The nominating and corporate governance committee identifies nominees through business contacts and has the authority to retain a professional search firm and other advisors to assist in identifying nominees. Candidates are evaluated on several qualifications, including level of education, business experience, character and integrity, to ensure that our board of directors reflects a variety of complementary backgrounds and experiences, primarily in the areas of management and leadership. If the nominating and corporate governance committee determines that a candidate has the necessary qualities, the Chief Executive Officer and at least one member of the nominating and corporate governance committee must interview the candidate, and other members of the board of directors receive the same opportunity. Based on the candidate’s background and interviews, the nominating and corporate governance committee decides whether to recommend the candidate to the board of directors for approval by stockholders or, in the case of vacancies on the board of directors, for approval by the board of directors. The nominating and corporate governance committee also reviews incumbent directors considered for re-election based on that director’s service to the Company during the term, including the number of meetings attended and level of participation. The nominating and corporate governance committee has engaged Spencer Stuart, a search firm, to assist the committee in identifying and evaluating potential nominees for director.

Although we have a policy regarding consideration of director candidate recommendations from our stockholders, we have not received director candidate recommendations for the 2006 Annual Meeting from our stockholders. According to that policy, however, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations. A stockholder who wishes to recommend a person to the nominating and corporate governance committee for nomination by us must submit written notice by mail to the Nominating and Corporate Governance Committee, c/o Secretary, Adams Respiratory Therapeutics, Inc., 4 Mill Ridge Lane, Mill Ridge Farm, Chester, New Jersey 07930. We must receive the written recommendation at least 150 calendar days but no less than 120 calendar days prior to the first anniversary of the date of our notice of annual meeting sent to stockholders in connection with the previous year’s annual meeting. The recommendation must include (i) the candidate’s name, age, business address and other contact information, (ii) a complete description of the candidate’s qualifications, experience, background and affiliates, as would be required to be disclosed in a proxy statement pursuant to Regulation 14A of the SEC, (iii) a sworn or certified statement by that candidate that he or she consents to being named as a nominee in the proxy statement and to serve as a director if elected, and (iv) the name and address of the stockholder of record making the recommendation.

The nominating and corporate governance committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the board of directors concerning corporate governance matters.

The members of our nominating and corporate governance committee are Donald Liebentritt and Harold Oberkfell. Mr. Oberkfell serves as chairperson of the nominating and corporate governance committee and as our lead independent director. Each member of the nominating and corporate governance committee meets the definition of independence established by NASDAQ. Dr. Schiff served as a member of the nominating and corporate governance committee until his resignation from the board of directors on June 16, 2006. On June 2, 2005, we adopted a Nominating and Corporate Governance Committee Charter, a copy of which is posted on our website at www.adamsrt.com.

Communications with the Board of Directors and Audit Committee

Stockholders may send communications to the whole board of directors or any of its members by sending such communications to us, c/o Secretary, 4 Mill Ridge Lane, Mill Ridge Farm, Chester, New Jersey 07930. Communications should be sent by overnight or certified mail, return receipt requested. We will forward such communications to the board of directors or specific members of the board as directed in the stockholder communication.

Corporate Governance Policies

We have adopted a written code of conduct and ethics that applies to our officers, directors and employees, responsive to Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC. Our Code of Conduct and Ethics is available on our website at www.adamsrt.com.

In connection with our initial public offering, we adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers, employees and consultants. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, nonpublic information about us. This policy has limited the opportunities of our directors to purchase shares of our common stock.

DIRECTOR COMPENSATION

We do not pay separate director’s compensation to our employee directors, but we do have other compensatory arrangements with them for services other than as a director, which are described in the sections of this proxy statement captioned “Executive Compensation” and “Certain Relationships and Related Party Transactions.” Our non-employee director compensation plan, under which we compensate our directors since our initial public offering, provides that each non-employee director receives a $75,000 annual retainer, payable $25,000 in cash and $50,000 in restricted stock units. These amounts are credited to directors quarterly beginning with each year’s annual stockholders’ meeting. The restricted stock units vest in full at the first annual stockholders’ meeting following the date of grant, or earlier in the case of certain terminations or change in control events. Upon vesting, the restricted stock units automatically convert into deferred stock units, which are not converted into our common stock until six months following a director’s termination of board service. Non-employee directors also receive $1,500 for each board and committee meeting attended in person, or $750 for meetings attended by video or telephone conference. The chairperson of each of the compensation and the nominating and corporate governance committees receives a supplemental $5,000 retainer, and the chairperson of the audit committee receives a supplemental $7,500 retainer.

Under this non-employee director compensation program, non-employee directors also receive additional equity incentives. Each non-employee director who joins our board of directors receives a nonstatutory stock option exercisable for 8,000 shares (if he or she joins the board of directors more than six months prior to the next annual stockholders’ meeting) or 4,000 shares (if he or she joins the board of directors on the date of a stockholders’ meeting or less than six months before the next annual stockholders’ meeting) of common stock with an exercise price equal to the then fair market value per share of our common stock. This stock option vests in three equal annual installments on the first, second and third anniversaries of his or her date of election or appointment to our board of directors. In addition, at each annual stockholders’ meeting, each non-employee director receives a nonstatutory stock option exercisable for 4,000 shares of common stock with an exercise price equal to the then fair market value per share of our common stock. Such stock options fully vest at the first annual stockholders’ meeting following the date of grant, or earlier in the case of certain terminations or change in control events.

Prior to our initial public offering in July 2005, Harold F. Oberkfell and John Q. Adams, Sr. were the only directors who received compensation for their services as director. Neither Mr. Oberkfell nor Mr. Adams received compensation for his service on our board of directors in fiscal 2006 prior to our initial public offering. Through September 2006, we paid the lease payment, insurance and taxes on the automobile for Mr. Adams, who was our former Chairman of the Board.

MANAGEMENT

Executive Officers

Our current executive officers are as follows:

Name	Age	Position(s)

Michael J. Valentino	52	Chief Executive Officer, President and Director
David Becker	40	Chief Financial and Administrative Officer and Treasurer
Robert Casale	48	Chief Operating Officer
Walter E. Riehemann	40	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
John S. Thievon	38	Executive Vice President, Sales and Business Development
Helmut Albrecht	51	Senior Vice President, Research and Development

Michael J. Valentino has been our President, Chief Executive Officer and a Director since 2003. Please refer to the biography of Mr. Valentino provided under “Election of Directors — Class III Directors Continuing in Office Whose Terms Expire at the Annual Meeting of Stockholders to be held in Fiscal 2008,” above.

David Becker has been our Chief Financial and Administrative Officer since October 2006, and our Chief Financial Officer and Treasurer since 2000. Mr. Becker was our Executive Vice President, Chief Financial Officer from May 2005 to October 2006 and our interim Chief Operating Officer from May 2003 to April 2004. Prior to joining us, Mr. Becker was a Senior Manager in the merger and acquisitions practice of Ernst & Young LLP from November 1997 to September 2000. From January 1996 to November 1997, Mr. Becker served as Controller for the Salt Lake City-based start-up company RxAmerica LLC, a pharmacy benefit management and mail-service pharmacy operation. From 1991 to 1995, he served as a financial auditor with Ernst & Young LLP. Mr. Becker began his professional career in 1990 as an audit and tax accountant for the southern California-based accounting firm of Glenn M. Gelman & Associates. Mr. Becker earned a bachelor’s degree in accounting in 1990 from the University of Southern Mississippi and is a certified public accountant and certified treasury professional.

Robert Casale has been our Chief Operating Officer since October 2006. Mr. Casale was our Executive Vice President, Chief Marketing and Development Officer from May 2005 to October 2006 and our Vice President of Business Development and Consumer Marketing from 2004 to May 2005. Prior to joining us, Mr. Casale was affiliated with Philosophy IB, a management consulting firm, from May 2001 to February 2004. From September 2000 to April 2001, Mr. Casale served as Vice President, Business Development and Strategic Planning, for the Consumer Healthcare Division of Pfizer Inc. and, in that capacity, led development of a strategic plan for the newly merged Pfizer Inc. and Warner-Lambert Company consumer businesses. Mr. Casale began his healthcare career at Warner-Lambert Company, where he held various positions, including Vice President of Marketing for upper respiratory and gastrointestinal consumer products and Global Vice President for Warner-Lambert Company’s OTC gastrointestinal and skin care businesses, from July 1993 to August 2000. Mr. Casale received a bachelor’s degree in business administration and English from Rutgers College in 1980 and a Juris Doctorate, with honors, from Rutgers Law School in 1983.

Walter E. Riehemann has served as our General Counsel, since October 2005 and our Executive Vice President, Chief Compliance Officer and Secretary since May 2005. Mr. Riehemann was our Chief Legal Officer from May 2005 to October 2006 and our Vice President, General Counsel and Secretary from 2003 to May 2005. Prior to joining us, he was with the international law firm of Holland & Knight LLP from 2002 to 2003. From 2000 to 2002, Mr. Riehemann served as President and Chief Executive Officer of Dawson Managers, Inc., a management consulting firm engaged in corporate restructuring and providing interim management services to start-up and troubled companies, and from 1995 to 2000, he served in a variety of positions with RISCORP, Inc., most recently as President and General Counsel. From 1993 to 1995, Mr. Riehemann was an associate with the law firm of Powell Goldstein LLP. Mr. Riehemann earned a bachelor’s degree, cum laude, from Chadron State College in Chadron, Nebraska in 1987 and a Juris Doctorate, summa cum laude, from The Ohio State University College of Law in 1990.

John S. Thievon has served as our Executive Vice President, Sales and Business Development since October 2006, and was our Executive Vice President, Commercial Operations from May 2005 to October 2006 and our Vice President, Sales and Professional Marketing from 2000 to May 2005. Prior to that, Mr. Thievon held various positions with us from January 1999 to May 2000, including Northeast Regional Business Director and Director of Marketing. Prior to joining us, Mr. Thievon held various positions with IMS Health Incorporated, including Account Manager, Account Director, and Director of Sales Training from January 1995 to December 1998. From 1990 to 1994, he served as a Sales Representative with Ortho Pharmaceuticals Inc. Mr. Thievon graduated from Pace University with a Bachelor of Business Administration degree, with a concentration in marketing.

Helmut Albrecht, M.D. joined us in 2004 and serves as our Senior Vice President for Research and Development. Prior to joining us, Dr. Albrecht was Vice President of Global Preclinical and Clinical Development and Drug Safety at Novartis Consumer Health from August 2003 to October 2004, and from November 2000 to August 2003, he served as Vice President for Research and Development for OTC (in North America). Before joining Novartis, Dr. Albrecht held leadership positions in the area of pharmaceutical medicine involving prescription and OTC products as well as dietary supplements at SmithKline Beecham Consumer Health (1996-2000), Procter & Gamble OTC Health Care and P&G Pharmaceuticals, Altana Pharmaceuticals (Byk Gulden Pharma Group) in Germany, and Altana Inc. in Melville, New York. Dr. Albrecht earned a doctorate of medicine, magna cum laude, from the University of Heidelberg. He also holds a Master of Science degree in management and policy, an advanced New York State certificate in health care management from SUNY at Stony Brook and a diploma in pharmaceutical medicine. Dr. Albrecht is a fellow, as well as a previous board member, of the Faculty of Pharmaceutical Medicine.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation earned for services rendered to us in all capacities for the fiscal years ended June 30, 2006, 2005 and 2004 by our Chief Executive Officer and our four next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended June 30, 2006 (the “Named Officers”).

						Long-Term
						Compensation
	Annual Compensation					Awards
				Other		Securities
				Annual		Underlying
Name and Principal Position	Year	Salary	Bonus	Compensation		Options

Michael J. Valentino	2006	$500,000	$930,000	$—		103,200
Chief Executive Officer, President and Director	2005	425,000	2,950,000	—		—
	2004	335,336	750,000	—		1,366,731
David Becker	2006	275,000	271,250	101,640	(1)	51,600
Chief Financial and Administrative Officer	2005	237,500	526,250	168,757	(2)	—
and Treasurer	2004	194,226	226,000	—		61,425

Robert Casale(3)	2006	275,000	271,250	—		51,600
Chief Operating Officer	2005	245,292	466,250	—		—
	2004	75,000	75,000	—		122,850
Walter E. Riehemann	2006	255,000	232,500	—		45,000
Executive Vice President, General Counsel,	2005	237,000	434,806	55,697	(4)	—
Chief Compliance Officer and Secretary	2004	170,923	163,000	—		122,850
John Thievon	2006	250,000	232,500	193,630	(5)	45,000
Executive Vice President, Sales and	2005	212,500	406,807	75,846	(6)	—
Business Development	2004	161,397	163,000	—		85,995

(1)	Other Annual Compensation for Mr. Becker includes $75,520 in moving expenses for Mr. Becker’s relocation to Fort Worth, Texas.

(2)	Other Annual Compensation for Mr. Becker includes $146,914 in moving expenses for Mr. Becker’s relocation to Chester, New Jersey, and $12,904 for an automobile lease.

(3)	Mr. Casale began as our Vice President Business Development and Consumer Marketing in March 2004.

(4)	Other Annual Compensation for Mr. Riehemann includes $31,345 in moving expenses for Mr. Riehemann’s relocation to Chester, New Jersey, and $14,686 for an automobile lease.

(5)	Other Annual Compensation for Mr. Thievon includes $168,782 in moving expenses for Mr. Thievon’s relocation to Fort Worth, Texas.

(6)	Other Annual Compensation for Mr. Thievon includes $53,771 in moving expenses for Mr. Thievon’s relocation to Chester, New Jersey, and $14,950 for an automobile lease.

Our board of directors authorizes performance-based bonuses for certain of our senior executive officers and key employees. The purpose of these performance-based bonuses is to incentivize, motivate and retain senior executive officers and key employees for achievement of goals related to both our performance and the individual’s performance. The board of directors, in its sole discretion, determines the amount and award of such bonuses based on both the individual’s achievement and our achievement of objectives set each year by the individual and the board of directors.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning all grants of stock options to the Named Officers during the fiscal year ended June 30, 2006. These options are included in the Summary Compensation Table above. All options were granted at fair market value under the 2005 Stock Incentive Plan and have ten year terms. The rules of the SEC require us to show hypothetical gains that the Named Officers would have for these options at the end of their ten year terms. These gains are calculated assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term. The 5% and 10% assumed annual compound rates of stock price appreciation are required by SEC rules. They are not our estimate or projection of future stock prices.

	Individual Grants(1)
	Number of	% of Total			Potential Realizable Value at
	Shares	Options			Assumed Annual Rates of
	Underlying	Granted to	Per Share		Stock Price Appreciation for
	Options	Employees in	Exercise or	Expiration	Option Term
Name	Granted	Fiscal Year	Base Price	Date	5%	10%

Michael J. Valentino	103,200	11.18%	$17.00	07/20/2015	$1,103,333	$2,796,062
David Becker	51,600	5.59	17.00	07/20/2015	551,666	1,398,031
Robert Casale	51,600	5.59	17.00	07/20/2015	551,666	1,398,031
Walter E. Riehemann	45,000	4.88	17.00	07/20/2015	481,104	1,219,213
John Thievon	45,000	4.88	17.00	07/20/2015	481,104	1,219,213

(1)	Consists of options granted under our 2005 Incentive Plan, as amended. All options listed were granted on July 20, 2005 and were scheduled to vest ratably over five years.

Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information about the value realized on option exercises for each of the Named Officers during the fiscal year ended June 30, 2006, and the value of their unexercised options at June 30, 2006.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options		In-the-Money Options/
	Acquired on	Value	at June 30, 2006		at June 30, 2006(2)
Name	Exercise	Realized(1)($)	Exercisable	Unexcercisable	Exercisable	Unexercisable

Michael J. Valentino	363,986	$15,498,244	683,844	422,102	$30,239,582	$16,952,230
David Becker	119,340	4,522,612	0	90,210	0	3,094,934
Robert Casale	40,890	1,723,949	14,393	119,167	621,778	4,344,086
Walter E. Riehemann	49,140	2,052,643	0	118,710	0	4,486,245
John Thievon	57,213	2,278,555	14,040	96,597	620,849	3,481,557

(1)	The value realized equals the product of the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise and the number of shares exercised.

(2)	Value of in-the-money options equals the product of the difference between the fair market value of the securities underlying the options and the exercise price at fiscal year end and the number of securities underlying the options.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreement with Mr. Valentino

We employ Mr. Valentino as our Chief Executive Officer and President pursuant to an employment agreement effective August 11, 2003. The employment agreement provides for a five-year term of employment, subject to automatic renewals for additional one-year periods. However, either we or Mr. Valentino may cause the agreement to cease to automatically extend by giving notice to the other party within six months prior to the expiration of the term.

Under the agreement, Mr. Valentino received a base salary of $31,250 per month, annualized to $375,000, subject to increases upon an annual review by our board of directors. The employment agreement also provides that Mr. Valentino is entitled to participate in all benefit programs, including insurance and retirement plans, available to members of our executive management team. The agreement further provides for:

•	a discretionary annual target bonus based on Mr. Valentino’s performance and our business results, as determined by our board of directors, equal to at least 100% of his base salary but no more than 150% of his base salary if he meets specified performance objectives;

•	a transaction bonus, not to exceed $2,500,000, equal to 2.0% of the transaction price if we carry out a specified corporate transaction, including a merger or consolidation or the sale, transfer or other disposition of a substantial portion of our assets; and

•	the grant of stock options to acquire 1,366,731 shares of common stock, which he is entitled to require us to register for sale under the Securities Act.

Under the employment agreement, either we or Mr. Valentino may terminate his employment at any time. The employment agreement also terminates upon the death or disability of Mr. Valentino. Upon termination, Mr. Valentino will receive any amounts earned or due but unpaid through the date of termination, including base salary and benefits. Additionally, if Mr. Valentino voluntarily resigns, other than for good reason or disability, he may exercise his vested stock options for three months following the date he terminates his employment. If the agreement terminates by reason of death or disability, Mr. Valentino (or his estate, as the case may be) will be entitled to continued exercisability of his vested stock options for one year following his death or, upon disability, for the remainder of the options’ original terms. Upon disability, Mr. Valentino is also entitled to continued benefits that may apply, a prorated target bonus and, in the event of a specified transaction occurring within nine months of termination due to disability, a transaction bonus.

However, if we terminate his employment without cause or if Mr. Valentino terminates his employment for good reason, Mr. Valentino has the right to receive an additional payment equal to two times the sum of his base salary plus his target discretionary bonus, a transaction bonus if a specified transaction occurs within nine months after termination, and the right to the continued exercisability of his vested stock options for the remainder of their original terms.

Confidentiality and Noncompetition Agreement

We also entered into a confidentiality and noncompetition agreement with Mr. Valentino on August 11, 2003. Under this agreement, Mr. Valentino agrees not to disclose confidential information and, for a period of 24 months following the termination of Mr. Valentino’s employment, not to compete with us or recruit our employees.

Termination and Change of Control Agreements

We have entered into income security agreements with David Becker, Helmut Albrecht, Walter Riehemann, John Thievon, and Robert Casale. If, within one year after a change in control, we terminate any of these individuals without cause or if any of these individuals resigns for good reason (as defined in the agreements), he will receive severance benefits in an amount equal to his earned but unpaid salary, any awarded but unpaid bonus from the previous fiscal year and one year of annual base salary. In addition, the individual and his dependents will continue to receive health benefits for one year following the date of termination. The income security agreements also provide that these individuals agree not to disclose confidential information or, for one year after termination, compete with us or recruit our employees.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, Steven A. Elms, John N. Lilly, Joan P. Neuscheler, Harold F. Oberkfell and William C. Pate served on the compensation committee of the board of directors. None of the compensation committee members was formerly or during fiscal 2006 an officer or employed by us. No executive officer serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

STOCK PRICE PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total returns for our common stock, the Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Pharmaceutical Index for the period from July 21, 2005, the date our common stock began to trade on the Nasdaq National Market, through June 30, 2006. Total stockholder return assumes $100.00 was invested at the beginning of the period in our common stock, the Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Pharmaceutical Index. Total return assumes reinvestment of all dividends. We did not pay any dividends during the period indicated.

	07/21/2005	12/30/2005	06/30/2006

Adams Respiratory Therapeutics, Inc.	100.0	157.9	173.3
Nasdaq Stock Market (U.S. Companies) Index	100.0	101.4	100.3
Nasdaq Pharmaceutical Index	100.0	103.6	95.2

EQUITY COMPENSATION PLAN INFORMATION

We maintain a 1999 Long-Term Incentive Plan and a 2005 Incentive Plan, which were adopted by our board of directors and approved by our stockholders prior to our initial public offering. We do not have any equity compensation plans that have not been approved by our stockholders. The following table sets forth information as of June 30, 2006 with respect to our equity compensation plans.

Number of
Securities
	Number of	Weighted-	Remaining Available
	Securities to be	Average Exercise	for Future Issuance
	Issued Upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding	Options,	(Excluding
	Options, Warrants	Warrants and	Securities Reflected
Plan Category	and Rights	Rights	in Second Column)

Equity compensation plans approved by security holders	2,837,515	$8.08	1,782,849
Equity compensation plans not approved by security holders	—	—	—
Total	2,837,515	$8.08	1,782,849

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

We have entered into an employment agreement with Mr. Valentino. See “Employment Contracts and Change in Control Arrangements — Employment Agreement with Mr. Valentino.”

Income Security Agreements

We have entered into income security agreements with each of David Becker, Helmut Albrecht, Robert Casale, Walter E. Riehemann, and John Thievon. See “Employment Contracts and Change in Control Arrangements — Termination and Change of Control Agreements.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer.

THE COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate it by reference in such filing.

As of September 28, 2006, the date of filing of our Annual Report on Form 10-K, the compensation committee of the board of directors consisted of Ms. Neuscheler and Messrs. Oberkfell and Pate.

The Compensation Committee’s responsibilities include: reviewing and recommending approval of compensation of our executive officers; administering our stock incentive and employee stock purchase plans; reviewing and making recommendations to our board of directors with respect to incentive compensation and equity plans; evaluating our Chief Executive Officer’s performance in light of corporate objectives; and setting our Chief Executive Officer’s compensation based on the achievement of corporate objectives.

The Committee has retained Frederic W. Cook & Co, a nationally recognized executive compensation advisory firm, to provide advice and counsel to the Committee.

Executive Compensation Philosophy.  The Company operates in a highly competitive and rapidly changing industry. The compensation program is designed to achieve the following objectives:

•	Provide industry-competitive compensation to attract, retain and motivate high-performing employees

•	Link realized compensation to the achievement of short and long-term operating objectives

•	Create commonality of interests between shareholders and management by delivering a meaningful proportion of total compensation opportunity through equity-based incentives

•	Maximize the financial efficiency of the program with respect to accounting, tax, and cash flow perspectives

•	Support high standards of corporate governance related to the executive compensation program

The following principles guide the design and execution of the Company’s executive compensation program:

•	Plan design provisions apply equally to executives at all levels, with differences in magnitude to reflect responsibility and level in the organization

•	Overall compensation budgets are established at the levels that are sustainable and affordable over the long-term

•	Individual compensation opportunities are set to enable upper quartile compensation for extraordinary results and below median compensation for results that are below target.

•	Base salaries, which represent fixed costs, are generally targeted at the median unless higher levels are needed to attract and retain specific internal/external talent

•	Variable compensation, in the form of annual and long-term incentives, is the primary tool used to tie pay to performance

•	Entitlement-based programs, such as pensions, perquisites and non-performance-based arrangements, are de-emphasized in order to limit fixed expense and ensure that realized pay is tied to operating performance and the creation of shareholder value

•	Amounts actually delivered to each executive through incentive plans reflect both Company and individual performance, with top performers earning above-market compensation and marginal performance earning below-market compensation

The Company’s executive compensation program has three components: base salaries, annual incentives and long-term incentives. The base salary program provides basic economic security for our employees, while the annual and long-term incentive compensation programs are designed to reward performance measured against goals and standards established by the Committee and to encourage executives to increase shareholder value.

In establishing the current executive compensation levels and award opportunities, as well as the aggregate equity compensation budget, the Committee reviewed the compensation practices of a peer group comprised of the following 12 pharmaceutical and consumer product companies:

Cephalon	Endo Pharmaceuticals	Medicis Pharmaceutical	Salix Pharmaceuticals
Chattem	KV Pharmaceuticals	MGI Pharma	United Therapeutics
Connetics	KOS Pharmaceuticals	Pharmion	WD-40

This peer group was established in 2005 prior to the Company’s initial public offering and will be subject to periodic review by the Committee to ensure that the peer group continues to be reasonable in light of the Company’s size, performance, and business model.

Base Salaries.  Base pay reflects the external market value of a particular role, as well as the experiences and qualifications that an individual brings to the role. The Company establishes merit increases based on an executive officer’s leadership and performance over the previous year, as well as the executive officer’s potential for development and performance in the future. For fiscal 2006, senior executive base salaries were generally targeted at the 25th percentile peer group practice in light of the Company’s size relative to the peer group at that time. For fiscal 2007, senior executive base salaries were increased to the market median to reflect changes in Adams’ size relative to the peer companies, as well as Company and individual performance.

Annual Incentive Bonuses.  The Compensation Committee authorizes performance-based bonuses for certain of our executive officers and key employees. The purpose of these performance-based bonuses is to incentivize, motivate and retain senior executive officers and key employees for achievement of goals related to both our performance and the individual’s performance. The Compensation Committee, in its sole discretion, determines the amount and award of such bonuses based on both the individual’s achievement and our achievement of objectives set each year by the individual and the board of directors. In determining the annual incentive bonuses for fiscal 2006, the Committee considered the following financial and strategic accomplishments: revenue and net income growth, new product development and launch, product extensions, and other business development initiatives.

Long-Term Incentives.  The Company provides long-term incentives to its executives through its 1999 Long-Term Incentive Plan and its 2005 Incentive Plan, which are equity-based incentive programs designed to encourage executives to acquire and hold shares of the Company’s common stock. These plans are designed to retain executives and motivate them to improve the market value of the common stock over a number of years. The Compensation Committee believes that equity ownership by executives furthers the Compensation Committee’s compensation policy objective of aligning long-term financial interests of executives with those of the stockholders. Coincident with the Company’s initial public offering in July 2005, stock options were granted to the Company’s named executive officers. In determining the number of stock options to grant to executive officers and other employees, the Committee reviewed peer company data to determine the proportion of the Company’s total shares outstanding and market capitalization typically used for employee compensation programs. The Committee then reviewed market data by employee classification level to determine the allocation amongst all eligible employees. In addition to the competitive data, the Compensation Committee also reviewed the value of outstanding equity awards held by each executive officer and other individual factors, including each executive’s role and importance to the Company, the degree of retention risk and difficulty of replacement, past and expected future performance, and the role in the succession planning process and readiness for promotion to a higher level.

For fiscal 2007, the long-term incentive awards to Adams’ senior executives consisted of stock options and performance shares. Performance shares are shares of restricted stock that vest based on the achievement of pre-determined goals and continued employment. Performance shares were introduced into the long-term incentive program to reduce fixed expense, strengthen the linkage between longer-term financial performance and earned compensation, and improve the overall balance of the compensation program. Performance shares will be earned over the two-year period beginning July 2006 based on performance relative to pre-determined cumulative earnings per share and pre-tax margin goals. The actual number of shares earned may range from 0% to 150% of target. At the end of the two-year performance period, 50% of any shares earned will be distributed and 50% of any earned shares will be subject to an additional one-year continued service requirement. Similar to the approach used in fiscal 2006, to determine the aggregate long-term incentive budget, the Committee reviewed peer company data to determine the proportion of the Company’s total shares outstanding and market capitalization typically used for employee compensation programs. The

Committee then reviewed market data by employee classification level to develop target grant guidelines for eligible employees at each eligibility level. Actual awards were approved by the Compensation Committee based on the target grant guidelines and an assessment of each executive’s value to the Company.. For senior executives, long-term incentive value was equally split between stock options and performance shares.

Other Compensation Plans.  The Company maintains the Adams Respiratory Therapeutics, Inc. Retirement Savings Plan, in which the executive officers are permitted to participate on the same terms as all other eligible employees. This plan is designed to qualify under section 401(k) of the Internal Revenue Code. The Company does not maintain any other qualified or nonqualified pension or retirement arrangements for any executive officers.

To the extent readily determinable and as one of the factors in its consideration of the various components of executive compensation, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily and in all circumstances limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. In fiscal 2006, all compensation paid to senior executives was fully deductible by the Company.

Chief Executive Officer Compensation.  In accordance with the compensation philosophy and process described above, the Committee set Mr. Valentino’s base salary for 2006 at $500,000. Mr. Valentino’s total annual cash compensation is linked to the Company’s performance by his bonus and his participation in the Company’s long-term incentive plans. The Compensation Committee also took into account subjective qualitative evaluations of Mr. Valentino’s leadership during the fiscal year, including (i) the successful completion of the Company’s initial public offering, (ii) a net sales increase of 49% to $239.1 million, (iii) the acquisition of the Delsym product line, and (iv) the repurchase of the manufacturing assets and operations in Ft. Worth, Texas . Based upon the foregoing, the Compensation Committee awarded Mr. Valentino a bonus of $930,000 or 186% of his base salary for fiscal 2006. This bonus was paid in cash. In fiscal 2006, Mr. Valentino was awarded stock options to purchase 103,200 shares of the Company’s common stock.

For fiscal 2007, Mr. Valentino’s base salary was increased to $600,000, which is consistent with the peer group median. Mr. Valentino was awarded stock options to purchase 66,500 shares of the Company’s common stock and 39,900 performance shares. The Compensation Committee’s objectives in setting Mr. Valentino’s compensation for fiscal 2007 were to be competitive with other companies in the pharmaceutical industry and with other public companies of a similar size and to provide Mr. Valentino with appropriate incentives to achieve the Company’s short-term and long-term objectives.

COMPENSATION COMMITTEE

Joan P. Neuscheler (Chair)
Harold F. Oberkfell
William Pate

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Sarbanes-Oxley Act of 2002 requires the audit committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Ernst & Young LLP has audited our financial statements for the fiscal years ended June 30, 2006 and 2005. Prior to the date of the annual meeting, the audit committee expects to appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2007.

Representatives of Ernst & Young LLP will be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of stockholders.

Stockholders are not required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the appointment to our stockholders as a matter of good corporate practice. If our stockholders fail to ratify the appointment of Ernst & Young LLP, the audit committee may reconsider the retention of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and our stockholders.

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the meeting is necessary for approval of the ratification of Ernst & Young LLP. On this matter, abstentions are treated as being entitled to vote and will have the same effect as votes against ratification. On this matter, broker non-votes are treated as not entitled to vote at the meeting, and they will have no effect on the outcome of ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 2, THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT AND RELATED FEES

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our financial statements for the years ended June 30, 2006 and 2005, and fees for other services rendered by Ernst & Young LLP during those periods.

Type of Fees	2006	2005

Audit Fees(1)	$610,040	$974,936
Audit-Related Fees(2)	39,015	33,450
Tax Fees(3)	—	99,985
All Other Fees(4)	—	—

Total	$649,055	$1,108,371

(1)	Audit Fees — These are fees for professional services performed by Ernst & Young LLP for the audit of our 2006 and 2005 annual financial statements, services associated with Sarbanes Oxley Section 404 compliance, professional services performed in connection with our registration statements, comfort letters associated with our initial public offering and secondary offering, and services that are normally provided in connection with statutory and regulatory filings or engagements. The fiscal 2005 fees include approximately $614,000 for professional services associated with our initial public offering.

(2)	Audit-Related Fees — These are fees billed to us for assurance and related services, including employee benefit plan review and accounting research consultation, performed by Ernst & Young LLP in fiscal 2006 and 2005 that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax Fees — These are fees billed to us for professional services performed by Ernst & Young LLP in fiscal 2005 with respect to tax advice and tax planning.

(4)	All Other Fees — These are fees billed to us for other permissible work performed by Ernst & Young LLP in 2006 and 2005 that do not meet the above category descriptions.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and has concluded that the non-audit services provided by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP’s independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee approves in advance all audit and non-audit services to be performed by our independent registered public accounting firm, including those audit and non-audit services performed in fiscal 2006. The audit committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence and has pre-approved certain specified audit and non-audit services to be provided by Ernst & Young LLP for up to twelve months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the audit committee for its consideration.

THE AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in such filing.

As of September 28, 2006, the date of filing of our Annual Report on Form 10-K, the audit committee of the board of directors consisted of Messrs. Calhoun, Lilly and Ms. Neuscheler. The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended June 30, 2006, and the notes thereto.

Review with Management

The audit committee has reviewed and discussed with management our audited financial statements for the fiscal year ended June 30, 2006, and the notes thereto. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Review and Discussions with Independent Accountants

The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, which includes, among other items, matters related to the conduct of the audit of our financial statements.

The audit committee has also received and reviewed written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Independence Standards Board Standard No. 1 and has discussed with Ernst & Young LLP their independence from us.

Conclusion

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 for filing with the SEC.

SUBMITTED BY AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Kirk K. Calhoun (Chair)
John N. Lilly
Joan P. Neuscheler

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock, as of September 30, 2006, by the following individuals or groups:

•	Each of our directors;

•	Each of our named executive officers;

•	All of our directors and executive officers as a group; and

•	Each person, or group of affiliated persons, whom we know beneficially owns more than 5% of our outstanding common stock.

Except as indicated by footnote, and except for community property laws where applicable, we believe, based on information provided to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 35,068,747 shares of common stock deemed outstanding as of September 30, 2006.

	Number of
Name and Address(1)	Shares(2)	Percent

Directors and Executive Officers:
Michael J. Valentino(3)	748,378	2.09%
David Becker	732	*
Robert Casale(4)	28,950	*
Walter E. Riehemann(5)	19,305	*
John Thievon(6)	17,199	*
Kirk K. Calhoun(7)	1,333	*
Steven A. Elms(8)	0	*
Donald J. Liebentritt(9)	63,048	*
John N. Lilly(10)	2,483	*
Joan P. Neuscheler(11)	1,297,056	3.70
Harold F. Oberkfell(12)	8,520	*
William C. Pate(13)	61,672	*
All Directors and Executive Officers as a group (13 persons)(14)	2,276,245	6.34
Others:
SZ Investments, L.L.C.(15)	3,454,074	9.85
Brookside Capital Partners Fund, L.P.(16)	2,008,100	5.73

*	Less than 1%.

(1)	Unless otherwise specified, the address of each beneficial owner listed in the table below is c/o Adams Respiratory Therapeutics, Inc., 4 Mill Ridge Lane, Mill Ridge Farm, Chester, New Jersey 07920.

(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(3)	Includes 748,378 shares subject to stock options currently exercisable or exercisable within 60 days of September 30, 2006.

(4)	Includes 28,950 shares subject to stock options currently exercisable or exercisable within 60 days of September 30, 2006.

(5)	Includes 19,305 shares subject to stock options currently exercisable or exercisable within 60 days of September 30, 2006.

(6)	Includes 17,199 shares subject to stock options currently exercisable or exercisable within 60 days of September 30, 2006.

(7)	Includes 1,333 shares subject to stock options currently exercisable or exercisable within 60 days of September 30, 2006.

(8)	Steven A. Elms is a managing director of Perseus-Soros Management, LLC, an affiliate of Perseus-Soros BioPharmaceutical Fund, LP, or PSBF. Mr. Elms does not have voting or dispositive power with respect to any of the shares owned by PSBF.

(9)	Includes (i) 1,768 shares held by the Liebentritt Family Trust, of which Therese A. Liebentritt, Mr. Liebentritt’s wife, is the trustee; Mr. Liebentritt is deemed to have indirect beneficial ownership under the household rule, but disclaims beneficial ownership of such shares; (ii) 400 shares held by Mr. Liebentritt’s wife; (iii) 150 shares held by Mr. Liebentritt’s son, but Mr. Liebentritt disclaims beneficial ownership of such shares; and (iv) 150 shares held by Mr. Liebentritt’s daughter, but Mr. Liebentritt disclaims beneficial ownership of such shares. Donald J. Liebentritt is President of Equity Group Investments, L.L.C., or EGI. Mr. Liebentritt does not have voting or dispositive power with respect to any of the shares owned by EGI.

(10)	Includes 1,333 shares subject to stock options currently exercisable or exercisable within 60 days of September 30, 2006.

(11)	Includes: (i) 750 shares held in a custodial account for Ms. Neuscheler’s son, Travis Neuscheler; (ii) 750 shares held in a custodial account for Ms. Neuscheler’s daughter, Jena Neuscheler; (iii) 750 shares held in a custodial account for Ms. Neuscheler’s son, Christopher Neuscheler; (iv) 263,867 shares of common stock held by TD Origen Capital Fund, L.P.; (v) 433,123 shares of common stock held by TD Lighthouse Capital Fund, L.P.; and (vi) 584,714 shares of common stock held by Tullis-Dickerson Capital Focus III, L.P. TD Origen Capital Fund, L.P. and TD Lighthouse Capital Fund, L.P. are managed by TD II Regional Partners, Inc. Tullis-Dickerson Capital Focus III, L.P. is managed by Tullis-Dickerson Partners III, L.L.C. Joan P. Neuscheler, James L. L. Tullis, Thomas P. Dickerson, Lyle A. Hohnke and Timothy M. Buono share voting and/or dispositive power over all shares owned by TD Origen Capital Fund, L.P., TD Lighthouse Capital Fund, L.P. and Tullis-Dickerson Capital Focus III, L.P. Ms. Neuscheler disclaims beneficial ownership of the shares listed in items (iv) — (vi) above, except to the extent of her proportionate pecuniary interest therein.

(12)	Includes 7,020 shares subject to stock options currently exercisable or exercisable within 60 days of September 30, 2006.

(13)	William C. Pate is a managing director of EGI. Mr. Pate does not have voting or dispositive power with respect to any of the shares owned by EGI.

(14)	Includes an aggregate of 850,087 shares subject to options that are exercisable within 60 days of September 30, 2006.

(15)	Includes: (i) 3,199,315 shares of common stock held by SZ Investments, L.L.C.; (ii) 251,231 shares of common stock held by GVI Holdings, Inc.; (iii) 2,680 shares of common stock held by GAMI Investments, Inc.; and (iv) 848 shares of common stock held by EGI-Fund (02-04) Investors, L.L.C. The address of SZ Investments, L.L.C. is 2 N. Riverside Plaza, 6th Floor, Chicago, Illinois 60606. Chai Trust Company, L.L.C. has voting, dispositive and/or investment powers over such shares. The members of the board of managers of Chai Trust Company, L.L.C. are Bert Cohen, JoAnn Zell Gillis, Kellie Zell Harper, Robert Levin, Donald J. Liebentritt, Leah Zell Wanger and Matthew Zell.

(16)	The number of shares reported is based on a Schedule 13G filed with the SEC on July 25, 2006 by Brookside Capital Partners Fund, L.P. Brookside Capital Investors, L.P., a Delaware limited partnership is the sole general partner of Brookside Capital Partners Fund, L.P. Brookside Capital Management, LLC, a Delaware limited liability company is the sole general partner of Brookside Capital Investors. Mr. Domenic J. Ferrante is the sole managing member of Brookside Capital Management. The address of Brookside Capital Partners Fund, Brookside Capital Investors, Brookside Capital Management and Mr. Ferrante is 111 Huntington Avenue, Boston, Massachusetts 02199.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of their security ownership and changes in such ownership with the SEC. Officers, directors and ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the 16(a) forms furnished to us in fiscal 2006, we believe that all our directors and executive officers complied with all Section 16(a) filing requirements during the fiscal year ended June 30, 2006.

Stockholder Proposals for the Next Annual Meeting

Any stockholder who intends to present a proposal at the annual meeting in fiscal 2007, or include a proposal in the proxy statement, must deliver the proposal to our corporate secretary at 4 Mill Ridge Lane, Mill Ridge Farm, Chester, New Jersey 07930:

•	not later than July 6, 2007, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	not later than September 4, 2007, if the proposal is submitted other than pursuant to Rule 14a-8, in which case we are not required to include the proposal in our proxy materials.

Matters Not Determined at Time of Solicitation

The board of directors does not know of any matters, other than those referred to in the accompanying notice for the meeting, to be presented at the meeting for action by the stockholders. However, if any other matters are properly brought before the meeting or any adjournments thereof, it is intended that votes will be cast with respect to such matters pursuant to the proxies, in accordance with the best judgment of the person acting under the proxies.

2006 Annual Report

On September 28, 2006, we filed with the SEC our Annual Report on Form 10-K for the fiscal year ended June 30, 2006. Copies of our 2006 Form 10-K may be obtained without charge by writing to: Adams Respiratory Therapeutics, Inc., 4 Mill Ridge Lane, Mill Ridge Farm, Chester, New Jersey 07930; Attention: Investor Relations, by accessing the investor relations section of our website at www.adamsrt.com, or by accessing the SEC’s EDGAR database at www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

Walter E. Riehemann
Secretary

Chester, New Jersey
November 3, 2006

Appendix A

ADAMS RESPIRATORY THERAPEUTICS, INC.
AUDIT COMMITTEE CHARTER
(amended as of February 7, 2006)

I.	Purpose and Authority

The Board of Directors (the “Board”) of Adams Respiratory Therapeutics, Inc. (the “Company”) hereby forms the Audit Committee (the “Committee”). The primary function of the Committee is to assist the Board in fulfilling its financial and other oversight responsibilities by serving as an independent and objective party to oversee, monitor and appraise:

1. The integrity of the Company’s financial statements and other financial information, financial reporting process, internal controls and procedures for financial reporting, and disclosure controls and procedures;

2. The Company’s auditing process, including all engagements and oversight of the Company’s independent registered public accounting firm; and

3. The Company’s ethical and legal compliance related to accounting and auditing matters.

In furtherance of its purpose, the Committee shall strive to provide an open avenue of communication among the Company’s independent registered public accounting firm, management and the Board. The Committee will further carry out its purpose by engaging in the activities enumerated in Section IV of this charter.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and has the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Company shall provide funding, as determined by the Committee, for payment of compensation to the Company’s independent registered public accounting firm and to any advisers the Committee retains.

II.	Membership Requirements

The Committee shall be comprised of three or more directors as determined by the Board. All members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall serve at the pleasure of the Board, and the duties and responsibilities of members of the Committee shall be in addition to each member’s duties as members of the Board. Members of the Committee shall meet the following qualifications, or such other qualifications as the Board, law or the listing requirements of the Nasdaq National Market may impose from time to time.

1.	Independence. Except under the limited circumstances permitted by the listing requirements of the Nasdaq National Market and the rules and regulations of the Securities and Exchange Commission (“SEC”), the members of the Committee shall be independent directors. To be considered independent, each Committee member must meet the independence requirements for audit committee membership of the Nasdaq National Market and the rules and regulations of the SEC.

2.	Financial Literacy. All members of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one member shall be an “audit committee financial expert” within the meaning of the rules of the SEC. At least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

III.	Meetings and Governance

1.	Meetings. The Committee shall meet at least four times each year and at such other times as may be necessary to fulfill its responsibilities. It will meet following the end of each fiscal quarter of the Company prior to the release of quarterly or annual earnings to review the financial results of the Company for the preceding fiscal quarter or the preceding fiscal year, as the case may be. The Chair of the Committee or the Chairman of the Board may call meetings. A majority of the members of the Committee will constitute a quorum, and a majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee may meet by telephone or video conference and may take action by written consent. The Committee will meet in executive sessions with the Company’s independent registered public accounting firm and management, as appropriate.

2.	Chair. The Board may designate a Chair of the Committee. The Chair will preside, when present, at all meetings of the Committee.

IV.	Duties, Responsibilities and Activities

While the Committee has the duties and responsibilities set forth in this charter, management has primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal controls, and the Company’s independent registered public accounting firm are responsible for performing an annual audit of the Company’s financial statements in accordance with standards of the U.S. Public Company Accounting Oversight Board (the “PCAOB”) and for expressing an opinion as to their conformity with U.S. generally accepted accounting principles.

The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose, the Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws, rules or regulations) deviate from these activities as appropriate under the circumstances:

1.  Review of Financial Statements, Reports and Charter.  The Committee shall review the Company’s financial statements, reports and other financial information, in conjunction with the Company’s financial management and independent registered public accounting firm, as appropriate. Such review shall include candid discussions of the quality and not merely the acceptability of the Company’s accounting principles as applied in its financial reporting. Reviews shall occur prior to dissemination of the statement, report or other document to a third party or the public. Without limitation, the Committee shall review, to the extent it deems necessary or appropriate:

a.  The annual financial statements and other material financial content of the Company’s Annual Report to Stockholders and Annual Reports on Form 10-K, including any certification, report, opinion, attestation or review rendered by the independent registered public accounting firm;

b.  Any quarterly or other interim financial statements and other material financial content of the Company’s Quarterly Reports on Form 10-Q, including any certification, report, opinion, or review rendered by the independent registered public accounting firm;

c.  Any other material financial information, such as earnings releases or financial information and earnings guidance provided to analysts, lenders or rating agencies. In lieu of reviewing each such disclosure prior to release or dissemination, the Committee may discuss generally with management the types of information to be disclosed and the types of presentations to be made;

d.  Any material internal reports prepared by the Company’s independent registered public accounting firm, internal auditors or management;

e.  The annual report of the Committee for inclusion in the Company’s annual proxy statement; and

f.  This charter on an annual basis or more frequently as circumstances dictate.

The Chair or another member of the Committee may represent the entire Committee for purposes of reviewing quarterly information and other material financial information, such as earnings releases, to the extent permissible under the listing requirements of the Nasdaq National Market and generally accepted auditing standards.

2.  Relationship with Independent Registered Public Accounting Firm and Internal Auditors.  The Committee’s and the Board’s relationship with the Company’s independent registered public accounting firm shall be governed by the following principles:

a.  The Committee shall be directly responsible for the appointment, compensation, retention and termination of the independent registered public accounting firm and the independent registered public accounting firm shall report directly to the Committee. The Committee shall have sole authority to determine the compensation to be paid to the independent registered public accounting firm for any service. The Committee also shall be responsible for the oversight and evaluation of the work of the independent registered public accounting firm, including resolution of disagreements between management and the independent registered public accounting firm;

b.  The Committee shall pre-approve all audit and permitted non-audit services provided to the Company by the independent registered public accounting firm as well as the related fees including approval of all engagement letters for all services provided by the independent registered accounting firm. The Committee may delegate pre-approval authority to a member or members of the Committee or may adopt pre-approval policies and procedures, to the extent permitted by applicable laws. Any pre-approvals made pursuant to delegated authority or pre-approval policies and procedures must be presented to the full Committee at its next meeting;

c.  The Committee shall receive a report or report update from the independent registered public accounting firm, within the time periods prescribed by the rules of the SEC, on: (i) all critical accounting policies and practices of the Company; (ii) all alternative disclosures and treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent registered public accounting firm; (iii) other material written communications between the independent registered public accounting firm and management, including differences of opinion, if any, between the independent registered public accounting firm and management; and (iv) any other matters required to be communicated to the Committee by the independent registered public accounting firm under the standards of the PCAOB;

d.  The Committee shall receive a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and the Company, consistent with Independence Standards Board Standard 1. The Committee shall engage the independent registered public accounting firm in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and take appropriate action to oversee the independence of the independent registered public accounting firm;

e.  The Committee shall consider and, if deemed appropriate, adopt a policy regarding preapproval by the Committee of employment by the Company of individuals employed or formerly employed by Company’s independent registered public accounting firm;

f.  The Committee shall ensure the regular rotation of the audit partners as required by law;

g.  The Committee shall meet periodically in separate sessions with representatives of the Company’s independent registered public accounting firm and with management to discuss any matters that the Committee, the independent registered public accounting firm or management believes should be discussed privately with the Committee;

h.  The Committee shall oversee the objectives, activities and staffing of the Company’s internal auditors, if any with whom the Committee shall periodically meet privately.

3.  Financial Reporting and Auditing Processes.  The Committee’s and the Board’s relationship with the Company’s management, including its financial management, shall be governed by the following principles:

a.  The Committee shall oversee the integrity of the Company’s financial reporting process;

b.  The Committee shall discuss with the independent registered public accounting firm and management the overall scope and plans for the annual audit;

c.  The Committee shall review with the independent registered public accounting firm and management: the adequacy and effectiveness of the Company’s internal controls and procedures for financial reporting, including management’s report on the adequacy or effectiveness of internal controls; any material adjustments proposed by the independent registered public accounting firm and immaterial adjustments not recorded; disclosure controls and procedures; and the fullness and accuracy of the Company’s financial statements. The Committee shall consider the quality of presentation of, among other matters, critical accounting policies, off-balance sheet transactions and financial measures presented on a basis other than in accordance with generally accepted accounting principles;

d.  The Committee shall review the quality and appropriateness of the Company’s accounting principles and underlying estimates as applied in its financial reporting, including the independent registered public accounting firm’s judgments concerning the foregoing;

e.  The Committee shall oversee the process of documentation, assessment and testing of internal controls by management, the Company’s independent registered public accounting firm and other consultants, performed pursuant to Section 404 of the Sarbanes-Oxley Act of 2002;

f.  In consultation with the independent registered public accounting firm and management, the Committee shall review any major changes or improvements to the Company’s financial and accounting principles and practices, internal controls and procedures for financial reporting and disclosure controls and procedures; and

g.  The Committee may, as it deems necessary or advisable, discuss policies with management with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

4.  Ethical and Legal Compliance.

a.  The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

b.  The Committee shall review and approve all related party transactions.

ADAMS RESPIRATORY THERAPEUTICS, INC.

Annual Meeting of Stockholders

December 15, 2006
9:00 a.m.

Adams Respiratory Therapeutics, Inc.
4 Mill Ridge Lane, Mill Ridge Farm
Chester, New Jersey 07930

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE,
VOTE, SIGN, DATE AND RETURN YOUR PROXY BY MAIL

ADAMS RESPIRATORY THERAPEUTICS, INC.

Proxy Solicited on Behalf of the Board of Directors for December 15, 2006 Annual Meeting of Stockholders.

The undersigned hereby appoints David Becker and Walter E. Riehemann, or either of them, as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all of the shares of common stock of Adams Respiratory Therapeutics, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) thereof.

(Change of Address)

(If you have written in the above space, please mark the
corresponding box on the reverse side of this card.)

This proxy is continued, and must
be signed and dated, on the
REVERSE SIDE

Annual Meeting of Stockholders

December 15, 2006
9:00 A.M.

ADAMS RESPIRATORY THERAPEUTICS, INC.
4 MILL RIDGE LANE, MILL RIDGE FARM
CHESTER, NEW JERSEY 07930

You can submit your proxy by mail, by internet or by telephone

BY INTERNET	BY MAIL	BY TELEPHONE

Logon to the Internet and go to	Mark, sign and date your	Call toll-free 1-800-776-9437 and
www.amstock.com	proxy card and return it in	follow the recorded instructions.
click on the link “Vote Your Proxy”	the enclosed envelope to:
and enter the required information.
American Stock Transfer
& Trust Company
59 Maiden Lane
Plaza Level
New York, NY 10038

☑	Please mark your votes
as in this example.

This proxy, when properly signed, will be voted as directed by the undersigned stockholder(s). If no direction is specified, this proxy will be voted FOR the nominees listed below and FOR proposal 2 as recommended by the Board of Directors.

The Board of Directors recommends that you vote FOR both proposal 1 and proposal 2.

1.	To elect two Directors to serve on our board of directors.

Nominees:☐ FOR*	☐ WITHHOLD AUTHORITY FOR ALL
01 Joan P. Neuscheler
02 William C. Pate

2.	To ratify the appointment of Ernst & Young LLP.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournment or postponement thereof.

*	Except withhold authority to vote for the following nominee(s):

Change of address on reverse side ☐

DATE

SIGNATURE(S)

SIGNATURE (if held jointly)

Please sign exactly as name(s) appear on the reverse side. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other representative capacity, please give full title as such.